EXHIBIT 99.1

For Immediate Release

PATH 1 NETWORK TECHNOLOGIES INC. ANNOUNCES ONE FOR SIX

REVERSE STOCK SPLIT

SAN DIEGO, CA – July 22, 2003 – Path 1 Network Technologies, Inc. (OTC BB: PNWK), a developer of products that enable the transportation and distribution of real-time, broadcast quality video over Internet Protocol networks, has initiated a one-for-six reverse split of its outstanding shares of common stock. The reverse split will become effective as of 12:01 AM EDT on Wednesday, July 23, 2003, and Path 1’s common stock will begin trading on a post-split basis at the opening of the OTC Bulletin Board that same day. In accordance with OTC Bulletin Board requirements for stocks that reverse split, Path 1’s trading symbol will change. Beginning Wednesday, July 23, 2003, the stock will trade on the OTC Bulletin Board under the symbol PNWT. The reverse split is required to enable Path 1 to satisfy a listing requirement of the American Stock Exchange, which is being sought in connection with a proposed public offering of units.

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. develops products that enable the transportation and distribution of real-time, broadcast quality video over Internet Protocol networks. From the delivery and distribution of broadcast materials to Video on Demand (VOD), Path 1’s video infrastructure platforms allow high quality transmission of point-to-point, multipoint and multiplexed data over legacy IP systems.

SAFE HARBOR STATEMENT:    This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future”, “plan” or “planned”, “will” or “should”, “expected,” “anticipates”, “draft”, “eventually” or “projected”. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that our public offering may be unsuccessful, our products may not achieve customer acceptance or that they will perform as expected, that we may be unable to obtain necessary financing to continue operations and development, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Path 1 undertakes no obligation to update such statements.

Media Contact:	Investor Contact:
David Carnevale	Robert B. Prag
Vice President of Marketing	President
Path 1 Network Technologies Inc.	Del Mar Consulting Group, Inc.
(858) 450-4220 x122	(858) 794-9500
corpcomm@path1.com	bprag@delmarconsulting.com

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